Exhibit 10.2
BAXTER INTERNATIONAL INC.
DIRECTORS’ DEFERRED COMPENSATION PLAN
(Amended and Restated Effective January 1, 2005)

BAXTER INTERNATIONAL INC.
DIRECTORS’ DEFERRED COMPENSATION PLAN
(Amended and Restated Effective January 1, 2005)
ARTICLE I
PURPOSE AND EFFECTIVE DATE
     1.1 Purpose. The Baxter International Inc. Directors’ Deferred Compensation Plan (the “Plan”) has been adopted by Baxter International Inc. (“Baxter”). The Plan is intended to help Baxter retain the services of qualified individuals to serve as outside members of its Board of Directors by offering them the opportunity to defer payment of their retainers and directors’ fees through an unfunded deferred compensation arrangement.
     1.2 Effective Date. The original effective date of this Plan is July 1, 2003. Effective January 1, 2005, the Plan is being amended and restated in its entirety in order to comply with the requirements of §409A of the Internal Revenue Code (“Code”), as enacted by the American Jobs Creation Act of 2004, and for certain other purposes.

ARTICLE II
DEFINITIONS
     2.1 Account. The bookkeeping account established to record a Participant’s interest in the Plan as provided in Article IV.
     2.2 Administrator. The person or entity appointed to administer the Plan as provided in Article VII.
     2.3 Baxter. Baxter International Inc., a Delaware corporation, and any other company that succeeds to the obligations of Baxter under this Plan pursuant to Section 9.8.
     2.4 Beneficiary. A Participant’s Beneficiary, as defined in Article VI, is the Beneficiary designated to receive the Participant’s Account, if any, from the Plan, upon the death of the Participant.
     2.5 Board. The Board of Directors of Baxter.
     2.6 Compensation. All cash compensation payable by Baxter to a Participant for his/her services as a member of the Board, including the annual retainer, meeting fees, and additional fees for serving on committees of the Board.
     2.7 Compensation Committee. The Compensation Committee of the Board.
     2.8 Deferral. The Deferral is the amount of the Participant’s Compensation which the Participant elected to defer and contribute to the Plan which, but for such election, would have otherwise been paid to him/her.
     2.9 Deferral Election Form. The form which a Participant must complete and return to the Administrator, in accordance with the rules and procedures as may be established by the Administrator, in order to elect to defer a portion of his or her Compensation into the Plan.
     2.10 Distribution Election Form. The form which a Participant must complete and return to the Administrator, in accordance with the rules and procedures as may be established by the Administrator. This form is to be used by Participants for two purposes:
(a)	To elect the manner in which the Participant’s Account will be distributed upon Termination. Only one election form shall be filed with respect to distribution of a Participant’s Account following Termination.

(b)	Prior to January 1, 2005, a Participant could also file a Distribution Election Form to request a scheduled in-service distribution of all or a portion of his or her Account, in accordance with Section 5.2(B). Effective January 1, 2005, scheduled in-service distributions are no longer permitted.

To be effective, a Distribution Election Form must be filed within the time prescribed by the Administrator.
     2.11 Outside Director. Any member of the Board who is not an employee of Baxter or its subsidiaries and who receives Compensation for his services as a member of the Board.
     2.12 Participant. A Participant is any Outside Director or former Outside Director who has an Account balance in the Plan.
     2.13 Plan Year. The Plan Year is the calendar year. The first Plan Year shall be the six month period commencing July 1, 2003, and ending December 31, 2003.
     2.14 Termination. For purposes of the Plan, Termination means a Participant ceasing to be a member of the Board for any reason, including resignation, removal, or failure to be re-elected. A Participant who ceases to be an Outside Director, but is still a member of the Board, shall not have incurred a Termination. Notwithstanding the foregoing, for purposes of determining when a Participant’s Account becomes payable, Termination shall not be considered to have occurred until the Participant incurs a separation from service as defined in Treasury Regulations issued pursuant to §409A of the Code.
     2.15 Unforeseeable Emergency. A severe financial hardship resulting from a sudden or unexpected illness or accident of the Participant or one of his or her dependents, loss of the Participant’s property due to casualty or similar extraordinary and unforeseeable circumstances arising as a result of one or more recent events beyond the control of the Participant, as determined by the Administrator in accordance with the standards established by regulations issued under §457 of the Code or other applicable law.

ARTICLE III
ELIGIBILITY FOR COMPENSATION DEFERRALS
     3.1 Compensation Deferral Elections. Any Outside Director may elect to defer a portion of his or her Compensation as set forth on his or her Deferral Election Form, in accordance with applicable rules and procedures established by the Administrator. An Outside Director Participant may elect to defer up to a total of 100% of his or her Compensation, or any lesser amount; provided that the Administrator may establish reasonable procedures requiring Deferral Elections to be stated in whole dollar amounts or whole percentages.
     3.2 Timing of and Changes in Deferral Election. An Outside Director may make a Deferral Election for each Plan Year during the annual enrollment period established by the Administrator prior to the beginning of the Plan Year, and such Deferral Election shall apply to all Compensation payable to such Outside Director during the Plan Year. A person who is elected as an Outside Director during a Plan Year may make a Deferral Election 30 days after the Outside Director’s election, and such election shall apply to all Compensation earned after the election is made in the remainder of the Plan Year. A Participant who has a Deferral Election in effect may not change such election during the Plan Year, and may only revoke such election in accordance with procedures established by the Administrator consistent with Treasury Regulations issued pursuant to §409A of the Code.

ARTICLE IV
CREDITING OF ACCOUNTS
     4.1 Crediting of Accounts. All amounts deferred by a Participant under the Plan shall be credited to his/her Account in the Plan. Each Participant’s Account shall be credited or charged with its share of investment earnings or losses determined in accordance with Section 4.2, and shall be charged with all distributions made to the Participant or his/her Beneficiary. Accounts shall be maintained for bookkeeping purposes only, and shall not require the segregation of funds or establishment of a separate fund.
     4.2 Earnings. Each Participant’s Account shall be adjusted upward or downward, on a weekly (or as otherwise determined by the Administrator) basis to reflect the investment return that would have been realized had such amounts been invested in one or more investments selected by the Participant from among the assumed investment alternatives designated by the Administrator for use under the Plan. The Administrator may designate and change investment alternatives in its sole discretion from time to time, and designate the manner in which Accounts shall be invested in default of any election; provided that until otherwise determined by the Administrator the investment alternatives shall be the same as those available under the Baxter International Inc. and Subsidiaries Deferred Compensation Plan, and Accounts for which no election is made shall be invested in the Stable Income Fund. Prior to the first day of each calendar quarter (or at such other intervals as may be determined by the Administrator), Participants may change the assumed investment alternatives in which their Account will be deemed invested for such quarter. Participant elections of assumed investment alternatives shall be made at the time and in the form determined by the Administrator, and shall be subject to such other restrictions and limitations as the Administrator shall determine.
     4.3 Account Statements. Account Statements will be generated effective as of the last day of each calendar quarter and mailed to each Participant as soon as administratively feasible. Account Statements will reflect all Account activity during the reporting quarter, including Account contributions, distributions and earnings credits. Notwithstanding the foregoing, the failure to provide an Account Statement shall not constitute a breach of this Plan or entitle any Participant to any amount that he would not otherwise be entitled to under the Plan.
     4.4 Vesting. Subject to Sections 9.1 and 9.2, a Participant is always 100% vested in his or her Account in the Plan at all times.

ARTICLE V
DISTRIBUTION OF BENEFITS
     5.1 Distribution of Benefits. Subject to §5.2, distribution of a Participant’s Account, if any, will commence in accordance with the Participant’s Distribution Election Form as soon as administratively feasible after the Participant’s Termination. Anything else in this Plan to the contrary notwithstanding, effective October 22, 2004, (i) in no event shall the distribution of any Account be accelerated to a time earlier than which it would otherwise have been paid, whether by amendment of the Plan, exercise of the Compensation Committee’s discretion, or otherwise, except as permitted by Treasury Regulations issued pursuant to §409A of the Code, and (ii) in the event that the Compensation Committee, in its sole discretion, determines that any time or form of distribution provided for in the Plan, or the existence of a right to elect a different time or form of distribution, would cause the Plan to fail to meet the requirements of §409A of the Code, or otherwise cause Participants to be subject to any adverse federal income tax consequences, the Compensation Committee shall amend the Plan to modify or remove the form of distribution or election right. The distribution restrictions under §409A of the Code shall apply to Participant’s entire account balances under the Plan, whether deferred before or after January 1, 2005.
     5.2 Distribution.
          A. Distribution Election Form – Termination. A Participant’s Account will be paid after the Participant’s Termination , in accordance with the form of payment designated in such Participant’s Distribution Election Form. Only one Distribution Election Form may be submitted with respect to distribution of a Participant’s Account following Termination, and such election shall apply to the Participant’s entire Account balance at his or her Termination. A Participant may change the form of payment designated on his or her Distribution Election Form from time to time in accordance with procedures established by the Administrator; provided that (i) distribution of the Account following the change shall commence not earlier than five years after the distribution would otherwise have begun, and (ii) if the Participant incurs a Termination within 12 months after changing the form of payment designated, other than by reason of death, the change shall be disregarded and his/her Account shall be distributed in accordance with the form of payment designated prior to the change.
          B. In-Service Distribution. Prior to January 1, 2005, a Participant could elect to receive a distribution of all or a portion of his or her Account at a specified future date, by filing a Distribution Election Form with the Compensation Committee, specifying the dollar amount of the distribution, at least 12 months prior to the distribution date. Effective January 1, 2005, such in-service distributions are no longer permitted. In-service distributions shall be made in accordance with Distribution Election Forms filed within the 12 month period prior to January 1, 2005, but in no event shall the amount of any such in-service election exceed the Participant’s total account balance as of December 31, 2004. If the balance in the Participant’s Account on the specified distribution date is less than the dollar amount requested, the entire balance of the Account shall be distributed. If the Participant has a Termination prior to the specific date requested on such Distribution Election Form, such form shall be ignored and the Participant’s distribution election with respect to Termination shall be followed.
          C. Forms of Distribution. The forms of distribution are:
(a) a lump sum payment, or
(b) annual installments of at least 2 years, but not to exceed 15 years.
Annual installments will commence in the first quarter of the Plan Year as specified in the Participant’s Deferral Election Form or Distribution Election Form. Subsequent installments will be paid annually in the first quarter of subsequent Plan Years, and each installment shall be equal to the remaining balance in the Participant’s Account immediately prior to such payment divided by the number of installments remaining to be paid. Lump sum payments will be made in the first quarter of the Plan Year as specified in the Participant’s Deferral Election Form.
Lump sum payments pursuant to a Distribution Election Form relating to payments following Termination will be made in the first quarter following the Plan Year in which the Participant incurs a Termination or any subsequent Plan Year as indicated on the Distribution Election Form. All distributions of a Participant’s Account prior to Termination of Employment will be paid in a lump sum as soon as administratively feasible after the date elected by the Participant in the Distribution Election Form.
If a Participant does not elect a form of distribution by the time the Deferral Election Form or the Distribution Election Form is required to be completed, the Participant’s election will default to a lump sum payment in the first quarter of the Plan Year following the Plan Year in which the Participant incurs a Termination of Employment.
Notwithstanding the above, a Participant whose Account totals less than $50,000 as of the last day of the Plan Year in which he or she incurs a Termination will receive lump sum payment of his or her Account in the first quarter of the Plan Year following the Plan Year in which the Participant incurs a Termination.
The Administrator has the right to postpone the payment of any Account for up to one year from the date on which the credits would otherwise be paid.
     5.3 Effect of Payment. Payment to the person, trust or other entity reasonably and in good faith determined by the Administrator to be the Participant’s Beneficiary will completely discharge any obligations Baxter or any other Employer may have under the Plan. If a Plan benefit is payable to a minor or a person declared to be incompetent or to a person the Administrator in good faith believes to be incompetent or incapable of handling the disposition of property, the Administrator may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor and such decision by the Administrator is binding on all parties. The Administrator may initiate whatever action it deems appropriate to ensure that benefits are properly paid to an appropriate guardian.

The Administrator may require proof of incompetence, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution will completely discharge the Administrator and the Employer from all liability with respect to such benefit.
     5.4 Taxation of Plan Benefits. It is intended that each Participant will be taxed on amounts credited to him or her under the Plan at the time such amounts are received, and the provisions of the Plan will be interpreted consistent with that intention.
     5.5 Withholding and Payroll Taxes. Baxter will withhold from payments made hereunder any taxes required to be withheld for the payment of taxes to the Federal, or any state or local government.
     5.6 Distribution Due to Unforeseeable Emergency. Upon written request of a Participant and the showing of Unforeseeable Emergency, the Administrator may authorize distribution of all or a portion of the Participant’s Accounts, and or the acceleration of any installment payments being made from the Plan, but only to the extent reasonably necessary to relieve the Unforeseeable Emergency. In any event, payment may not be made to the extent such Unforeseeable Emergency is or may be satisfied through reimbursement by insurance or otherwise, including, but not limited to, liquidation of the Participant’s assets, to the extent that such liquidation would not in and of itself cause severe financial hardship. In addition, such Participant is precluded from enrolling in the Plan for the entire Plan Year beginning January 1 after the request is approved.

ARTICLE VI
BENEFICIARY DESIGNATION
     6.1 Beneficiary Designation. Each Participant has the right to designate one or more persons, trusts or, with the Administrator’s approval, other entity as the Participant’s Beneficiary, primary as well as secondary, to whom benefits under this Plan will be paid in the event of the Participant’s death prior to complete distribution to the Participant of the benefits due under the Plan. Each Beneficiary designation will be in a written form prescribed by the Administrator and will be effective only when filed with the Administrator during the Participant’s lifetime.
     6.2 Amendments to Beneficiary Designation. Any Beneficiary designation may be changed by a Participant without the consent of any Beneficiary by the filing of a new Beneficiary designation with the Administrator. Filing a Beneficiary designation as to any benefits available under the Plan revokes all prior Beneficiary designations effective as of the date such Beneficiary designation is received by the Administrator. If a Participant’s Account is community property, any Beneficiary designation will be valid or effective only as permitted under applicable law.
     6.3 No Beneficiary Designation. In the absence of an effective Beneficiary designation, or if all Beneficiaries predecease the Participant, the Participant’s estate will be the Beneficiary. If a Beneficiary dies after the Participant and before payment of benefits under this Plan has been completed, and no secondary Beneficiary has been designated to receive such Beneficiary’s share, the remaining benefits will be payable to the Beneficiary’s estate.

ARTICLE VII
ADMINISTRATION
     7.1 Administration. The Plan is administered by the Compensation Committee, which shall be the Administrator for all purposes of the Plan. Notwithstanding the foregoing, all authority to administer the Plan on an ongoing basis, including the authority to adopt and implement all rules and procedures for the administration of the Plan, shall be exercised by such persons as may be designated by the Corporate Vice President-Human Resources of Baxter, subject to the authority of the Compensation Committee, and all references to the Administrator herein shall, as appropriate, be construed to refer to such person or persons.
     7.2 Administrator Powers. The Administrator has such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the power, right and duty to construe, interpret and enforce the Plan provisions and to determine all questions arising under the Plan including, but not by way of limitation, questions of Plan participation, eligibility for Plan benefits and the rights of Outside Directors, Participants, Beneficiaries and other persons to benefits under the Plan and to determine the amount, manner and time of payment of any benefits hereunder, and to adopt procedures, rules, regulations and forms to be utilized in the efficient administration of the Plan which may alter any procedural provision of the Plan without the necessity of an amendment. The Administrator is empowered to employ agents (who may also be employees of Baxter) and to delegate to them any of the administrative duties imposed upon the Administrator or Baxter
     7.3 Finality of Decisions. Any ruling, regulation, procedure or decision of the Administrator will be conclusive and binding upon all persons affected by it. There will be no appeal from any ruling by the Administrator which is within its authority, except as provided in Section 7.4 below.
     7.4 Claims Procedure. Any claim for benefits by a Participant, his or her Beneficiary or Beneficiaries, or any other person claiming the right to receive any benefit from the Plan by reason of his or her relationship to a Participant or Beneficiary (the “applicant”) shall be in writing and filed in accordance with procedures specified by the Administrator not more than one year after the claimant knows or with the exercise of reasonable diligence should have known of the basis for the claim. If the claim is denied, the Administrator will furnish the applicant within a reasonable period of time with a written notice which specifies the reason for the denial, and explains the claim review procedures of this Section 7.4. If, within 60 days after receipt of such notice, the applicant so requests in writing, the Administrator will review its earlier decision. The Administrator’s decision on review will be in writing, will include specific reasons for the decision, and will be given to the claimant with a reasonable period of time after the request for review is received. By participating in the Plan, each Participant agrees, on behalf of himself or herself and all persons claiming through him or her, not to commence any action or proceeding for payment of any amount claimed to be due under the Plan without first complying with the foregoing procedures.

     7.5 Indemnity. To the extent permitted by applicable law and to the extent that they are not indemnified or saved harmless under any liability insurance contracts, any present or former employees, officers, or directors of Baxter, or its subsidiaries or affiliates, if any, will be indemnified and saved harmless by Baxter from and against any and all liabilities or allegations of liability to which they may be subjected by reason of any act done or omitted to be done in good faith in the administration of the Plan, including all expenses reasonably incurred in their defense in the event that Baxter fails to provide such defense after having been requested in writing to do so.

ARTICLE VIII
AMENDMENT AND TERMINATION OF PLAN
     8.1 Amendment. The Compensation Committee may amend the Plan at any time, except that no amendment will decrease the Accounts of Participants and Beneficiaries at the time of the amendment. Notwithstanding the foregoing, the Administrator may adopt any amendment to the Plan that is technical, ministerial or procedural in nature, and any rule or procedure properly adopted by the Administrator that is technical, ministerial or procedural in nature shall be deemed an amendment to the Plan to the extent of any inconsistency between such rule or procedure and the provisions hereof.
     8.2 Right to Terminate. The Compensation Committee may at any time terminate the Plan.
     8.3 Payment at Termination. If the Plan is terminated payment of each affected Participant’s Account to the Participant or Beneficiary for whom they are held will commence within 60 days of such termination in the form determined under Article V, , provided that such payment is permitted by Treasury Regulations issued pursuant to §409A of the Code. To the extent the Administrative Committee, in its sole discretion, determines that such payment is not permitted, the Accounts of Participants shall continue to be held until distributed in accordance with Article V.

ARTICLE IX
MISCELLANEOUS
     9.1 Unfunded Plan. This Plan is intended to be an unfunded deferred compensation plan. All credited amounts are unfunded, general obligations of Baxter. This Plan is not intended to create an investment contract. Participants are members of the Board of Baxter, who, by virtue of their position, are uniquely informed as to Baxter’s operations and have the ability to affect materially Baxter’s profitability and operations.
     9.2 Unsecured General Creditor. In the event of Baxter’s insolvency, Participants and their Beneficiaries, heirs, successors and assigns will have no legal or equitable rights, interest or claims in any property or assets of Baxter or any of its subsidiaries, nor will they be beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by such Baxter (the “Policies”) greater than those of any other unsecured general creditors. In that event, any and all of Baxter’s assets and Policies will be, and remain, the general, unpledged, unrestricted assets of Baxter. Baxter’s obligation under the Plan will be merely that of an unfunded and unsecured promise of Baxter to pay money in the future.
     9.3 Nonassignability. Neither a Participant nor any other person will have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and nontransferable. No part of the amounts payable will, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency. Nothing contained herein will preclude Baxter from offsetting any amount owed to it by a Participant against payments to such Participant or his or her Beneficiary.
     9.4 Protective Provisions. A Participant will cooperate with Baxter by furnishing any and all information requested by Baxter, in order to facilitate the payment of benefits hereunder.
     9.5 Governing Law. The provisions of this Plan will be construed and interpreted according to the laws of the State of Illinois.
     9.6 Severability. In the event any provision of the Plan is held invalid or illegal for any reason, any illegality or invalidity will not affect the remaining parts of the Plan, but the Plan will be construed and enforced as if the illegal or invalid provision had never been inserted, and Baxter will have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan, including, but not by way of limitation, the opportunity to construe and enforce the Plan as if such illegal and invalid provision had never been inserted herein.
     9.7 Notice. Any notice or filing required or permitted to be given to Baxter or the Administrator under the Plan will be sufficient if in writing and hand delivered, or sent by registered or certified mail to Baxter’s Chief Financial Officer and, if mailed, will be addressed to the principal executive offices of Baxter. Notice to a Participant or Beneficiary may be hand delivered or mailed to the Participant or Beneficiary at his or her most recent address as listed in the employment records of Baxter. Notices will be deemed given as of the date of delivery or mailing or, if delivery is made by certified or registered mail, as of the date shown on the receipt for registration or certification. Any person entitled to notice hereunder may waive such notice.
     9.8 Successors. The provisions of this Plan will bind and inure to the benefit of Baxter, the Participants and Beneficiaries, and their respective successors, heirs and assigns. The term successors as used herein will include any corporate or other business entity, which, whether by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of Baxter, and successors of any such corporation or other business entity.
     9.9 Action by Baxter. Except as otherwise provided herein, any action required of or permitted by Baxter under the Plan will be by resolution of the Compensation Committee or any person or persons authorized by resolution of the Compensation Committee.
     9.10 Participant Litigation. In any action or proceeding regarding the Plan, Outside Directors, Participants, Beneficiaries or any other persons having or claiming to have an interest in this Plan will not be necessary parties and will not be entitled to any notice or process. Any final judgment which is not appealed or appealable and may be entered in any such action or proceeding will be binding and conclusive on the parties hereto and all persons having or claiming to have any interest in this Plan. To the extent permitted by law, if a legal action is begun against Baxter, the Administrator, or any member of the Compensation Committee by or on behalf of any person and such action results adversely to such person or if a legal action arises because of conflicting claims to a Participant’s or other person’s benefits, the costs to such person of defending the action will be charged to the amounts, if any, which were involved in the action or were payable to the Participant or other person concerned. To the extent permitted by applicable law, acceptance of participation in this Plan will constitute a release of Baxter, the Administrator and each member of the Compensation Committee, and their respective agents from any and all liability and obligation not involving willful misconduct or gross neglect.
*       *       *
     IN WITNESS WHEREOF, the undersigned duly authorized officer has caused this Amended and Restated Plan to be executed this 1st day of January, 2005.

BAXTER INTERNATIONAL INC.
By:	/s/ Karen May
Its Corporate Vice President of Human Resources

Amendment No. 1
to
Baxter International Inc.
Directors’ Deferred Compensation Plan
     Effective as of January 1, 2007, the Baxter International Inc. Directors’ Deferred Compensation Plan, as amended and restated effective as of January 1, 2005 (the “Plan”) is amended as follows:
1.	Section 2.6 is amended to read in its entirety as follows:

2.6 Compensation. All compensation (other than Stock Options) payable by Baxter to a Participant for his/her services as a member of the Board, including without limitation any annual retainer, fees for attending meetings of the Board or any committee thereof, fees for acting as chairperson of any Board or committee meeting, and any other fees as may become payable to a Non-Employee Director.

2.	A new Section 3.3 is added to read in its entirety as follows:

3.3 Deferral of Restricted Stock Units. Effective January 1, 2007, each Participant may elect to defer the receipt of all (but not fewer than all) of the shares of Common Stock the Participant is entitled to receive upon the vesting of any annual grant of Restricted Stock Units to the Participant for service on the Board. Such deferral election must be made, in accordance with procedures established by the Administrator, during the enrollment period described in Section 3.2 for the Plan Year in which the Restricted Stock Units are granted, or in the case of a newly elected Director within 30 days after his or her election to the Board. If a Participant elects to defer an annual grant of Restricted Stock Units, the Common Stock underlying such grant shall be distributed on the third anniversary of the date on which such grant (and may not be deferred to any other date), provided that if the Director’s membership on the Board terminates before such date (and the Director incurs a separation from service as defined in Code §409A), the Common Stock, to the extent vested, shall be distributed as soon as practical after the termination. A Participant’s deferred Restricted Stock Units shall be accounted for separately as part of the Participant’s Account, and shall not be subject to Section 4.1, 4.2, 5.2 or 5.6, but shall otherwise be subject to the provisions of this Plan.